PetIQ, Inc. Appoints Two New Independent Directors with Extensive Consumer-Packaged Goods and Marketing Experience

EAGLE, Idaho - February 24, 2021 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today announced the appointments of Sheryl Oloughlin and Kim Lefko as independent directors on its Board of Directors, effective March 2, 2021. These additions of Ms. Oloughlin and Ms. Lefko fill vacancies on the Company’s Board of Directors and will increase the size of the Board from five to seven.

Ms. Oloughlin will join the Board as Class I director and as a member of the Company’s Compensation Committee, with a term expiring at the Company’s annual meeting of stockholders in 2021. Ms. Lefko will join the Board as a Class III director and as a member of the Company’s Audit Committee, with a term expiring at the Company’s annual meeting of stockholders in 2023.

Cord Christensen, PetIQ’s Chairman and Chief Executive Officer, commented, “I am excited to welcome Sheryl and Kim to our Board of Directors and have all their incredible depth of experience across consumer-packaged goods, retail, marketing, and brand building. We believe their strong entrepreneurial, operational, sales and marketing and financial backgrounds will provide important perspectives for us as we further our growth nationally connecting with more pet parents and their pets. We look forward to their future contributions as we continue to build upon our strong foundation in the pet health and wellness industry and execute on our long-term strategic growth initiatives.”

Ms. Oloughlin has served as the co-founder of the Women on Boards Project and the JEDI (Justice, Equity, Diversity and Inclusion) Collaborative since 2019. She served as the CEO and President of REBBL Inc., a premium, organic beverage brand powered by super herbs, from January 2015 to June 2019. Ms. Oloughlin is the co-founder and former CEO of Plum Organics and former CEO of Clif Bar & Company and previously served as the Executive Director for Entrepreneurial Studies at Stanford Graduate School of Business. Ms. Oloughlin is the author of Killing It: An Entrepreneurs’ Guide to Keeping Your Head Without Losing Your Heart. Ms. Oloughlin has served as a member of the Board of Advisors at S. Martinelli & Company since 2019. She has also served on the Board of Directors at One Step Closer to an Organic Sustainable Community (OSC2) since 2019. Ms. Oloughlin was a member of multiple Boards of Directors including Foodstirs Inc, Gardein Inc, ThinkThin LLC, Sugar Bowl Bakery as well as Boards of Advisors’ positions including Rip Van Wafels, the American Sustainable Business Council and the Harvest Summit, an annual event inviting cross-industry executives and innovators of all types to connect and collaborate from 2011 through 2020. She was a faculty member at Sonoma State University and earned a Bachelor of Business Administration in Marketing from the University of Michigan in 1989 and an MBA in Marketing and Finance from the Kellogg School of Management in 1994.

Ms. Lefko has served as the Chief Marketing Officer of Ace Hardware Corporation since 2018. She held positions with Weber-Stephen Products LLC including Chief Marketing Officer, General Manager and Executive Vice President of Marketing from 2013 to 2018. Ms. Lefko served as Senior Vice President of Sales and Company Officer of Marketing at Radio Flyer in 2010 to 2013. Prior to that, she served in positions at Graco Children’s Products (a Newell Rubbermaid Company) from 2001 to 2010. Ms. Lefko earned a Bachelor of Applied Science in Marketing and Economics from Cornell University in 1995, completed Pricing and P&L Management curriculum in 2004 from the Wharton School of the University of Pennsylvania and Transformational Strategy program from the Kellogg School of Management in 2016.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513